Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

EMAGINE THE VAPE STORE, LLC

A Delaware Limited Liability Company

THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is effective as of the 24th day of November, 2014 (the  “Effective Date”), by the Persons executing and delivering this Agreement as Members and Manager.

ARTICLE I
DEFINITIONS AND CONSTRUCTION

Section 1.01  Definitions.

A.           The following terms used in the Agreement shall have the following meanings:

Act shall mean the Delaware Limited Liability Company Act, Sections 18-101 through 18-1109 (or any corresponding provision or provisions of any succeeding law), as amended from time to time.

Adjusted Capital Account Deficit shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)           Credit to such Capital Account any amount which such Member is obligated to restore pursuant to Treasury Regulations §1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)           Debit to such Capital Account the items described in Treasury Regulations §1.704-1(b)(2)(ii)(d)(4), (5) and (6).

Affiliate of another Person means: (a) any entity or individual that directly or indirectly controls or holds the power to vote 10% or more of the outstanding voting securities of the Person in question; (b) any Person 10% or more of whose voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (d) any officer, director or partner of such other Person; and (e) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

Capital Account as of any given date shall mean the Capital Contribution to the Company by a Member as adjusted up to such date pursuant to Article VI.

Capital Contribution shall mean any contribution to the capital of the Company in cash or property by a Member whenever made.

Certificate of Formation shall mean the Certificate of Formation of the Company, filed in the office of the Secretary of State of Delaware, as amended from time to time.

Code shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

Company shall refer to the Delaware limited liability company formed pursuant to this Agreement.

Company Minimum Gain shall have the meaning set forth in Treasury Regulations §§1.704-2(b)(2) and 1.704-2(d) for “partnership minimum gain”.

Dispose, Disposing or Disposition  shall mean a sale, assignment, transfer, gift, exchange, mortgage, pledge, granting of a security interest or other disposition or encumbrance, or the acts thereof.

Economic Interest shall mean a Member’s or Economic Interest Owner’s share of the Company’s Net Profits, Net Losses and distributions of the Company’s assets pursuant to this Agreement and the Act but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members.

Economic Interest Owner shall mean the owner of an Economic Interest who is not a Member.

Fiscal Year shall mean the period terminating on December 31 of each year during the term hereof or on such earlier date in any year in which the Company shall be dissolved as provided herein.

Interest shall mean a Member’s Economic Interest in the Company and the Member’s right to vote, receive reports and conduct investigation of the Company’s business and affairs as provided in this Agreement and the Act.

Manager shall mean the Person designated in Section 5.02 to manage and control the business of the Company. References to a Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

Member shall mean each of the Persons whose offer for Membership Units has been accepted by the Company and has been admitted as a Member and each Person who may hereafter become a Member.

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Member Nonrecourse Debt shall have the meaning set forth in Treasury Regulations §1.704-2(b)(4)(ii) for “partner nonrecourse debt”.

Member Nonrecourse Debt Minimum Gain shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations §1.704-2(i)(3).

Member Nonrecourse Deductions shall have the meaning set forth in Treasury Regulations §§1.704-2(i)(1) and 1.704-2(i)(2) for “partner nonrecourse deductions”.

Membership Interest shall mean the ownership interest of a Member in the Company, including the right to any and all benefits to which such Member may be entitled in accordance with this Agreement, and the obligations as provided in this Agreement and the Act.

Membership Units shall mean one or more units owned by a Member out of the 1,000,000 presently authorized Membership Units.  Each Membership Unit represents a percentage ownership in the Company and all the rights and obligations of a Member, computed by dividing the number of Membership Units owned by a Member by the total number of issued and outstanding Membership Units.

Net Cash from Operations for the Company shall mean the excess of cash receipts over cash disbursements, including the payment of Company debt and establishment of Reserves as determined by the Manager, provided that: (i) cash receipts shall not include: (a) contributions to capital; (b) loan proceeds or other funds used to pay for the repayment of existing debt and the acquisition of capital assets or to maintain working capital; (c) insurance proceeds (other than from business interruption or rent loss insurance) received on account of loss or damage to the Property and proceeds received on account of any condemnation or taking of all or any part of the Company’s Property to the extent used or designated for use to repair, replace or restore the Property; and (d) funds from Reserve accounts applied for the purpose of the Reserve but excluding those deemed surplus by the Manager; and (ii) cash disbursements shall not include payments out of or charged against Reserve accounts.

Net Profits and Net Losses shall mean the income, gain, loss, deductions and credits of the Company in the aggregate or separately stated, as appropriate, as of the close of each Fiscal Year on the Company’s tax return filed for federal income tax purposes.

Nonrecourse Deductions shall have the meaning set forth in Treasury Regulations §1.704-2(b)(1).

Person shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, where the context so permits.

Prime Rate shall mean the rate of interest known as the “prime rate” as published from time to time by the Wall Street Journal under the heading “Money Rates”, or any similar rate published by any successor, adjusted on a daily basis, calculated on the basis of the number of days in the particular year with 12 months, each of which has the number of days designated on the calendar applicable to the year in question.

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Reserves shall mean funds set aside or amounts allocated to reserves which shall be maintained in amounts deemed reasonably sufficient by the Manager for working capital, risks inherent in the operation of the Property and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

Sharing Ratio shall mean the percentage that each Member’s number of Membership Units bears to all outstanding Membership Units.

Treasury Regulations shall include proposed, temporary and final regulations promulgated under the Code.

Unrecovered Capital shall mean, with respect to a Member, the amount, determined for each day of a particular Fiscal Year, of its Capital Contributions which have not been repaid.

Vape Stores shall mean a retail shop which sells e-cigarettes, vapors, and additional paraphernalia related to such products.

B.           The following additional terms are defined in the following Sections of the Agreement:

Defined Term	Section

Accepting Offeree	9.02(b)
Agreement	page 1, Section 1
Confidential Information	4.05(a)
Effective Date	page 1, Section 1
Firm	11.10
Firm Offer	9.02(a)
Indemnified Person	5.05(a)
Member Loan	6.02(ii)
Offer Notice	9.02(a)
Offer Period	9.02(a)
Offer Price	9.02(a)
Offered Interest	9.02(a)
Offeree	9.02(a)
Proceeding	5.05(a)
Purchase Offer	9.02(a)
Purchaser	9.02(a)
Regulatory Allocations	7.02(h)
Seller	9.02(a)
Tax Matters Partner	7.07

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Section 1.02  Construction.  Whenever the context requires, the gender of all words used in this Agreement will include the masculine, feminine and neuter.  Wherever the singular number is used in this Agreement, and when required by the context, the same shall include the plural and vice versa.  Unless otherwise specified, all references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.  The captions contained herein are solely for the convenience of the parties and will not constitute a part of the substance, intent or terms of this Agreement, nor will such captions be considered in the construction of this Agreement.  To the extent not otherwise provided in this Agreement, the rights, duties and relations of the Members and Manager will be controlled by the laws of the State of Delaware, including the Act.

ARTICLE II
FORMATION OF COMPANY

Section 2.01  Formation.  The Company has been organized as a Delaware limited liability company, and the Certificate of Formation has been filed with the Delaware Secretary of State.

Section 2.02  Name.  The name of the Company is Emagine the Vape Stores, LLC.

Section 2.03  Term. The Company shall continue in perpetuity unless earlier terminated in accordance with the terms of this Agreement.

Section 2.04  Agreement.  This Agreement supersedes all previous and existing agreements with respect to the Company, all of which have been terminated and are of no further force and effect.

Section 2.05  No Partnership.  The Company has been formed under the Act, and except as provided in Section 7.06(a), the Members do not intend to form a partnership under the statutory or common law of any jurisdiction.  The Members do not intend to be partners one to the other, or partners as to any third party.  To the extent any Member, by word or action, represents to any Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs any personal liability by reason of such wrongful representation.

ARTICLE III
BUSINESS OF COMPANY

Section 3.01  Purpose.  The Company has been organized to acquire, develop, operate and manage Vape Stores, or to be engaged in any other businesses and investments as may be permitted by the laws of the State of Delaware with the consent of the Members.

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ARTICLE IV
RIGHTS AND OBLIGATIONS OF MEMBERS

Section 4.01  Limitations.  Each Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law.  In view of the fact the Company is managed by a Manager and except for the actions described in Section 5.03, no Member (except to the extent that the Member is a Manager) may participate in or interfere with the management of the business and affairs of the Company.

Section 4.02  Members.  The Company has one class of Members which are all listed on attached Exhibit A.  No Member has received its Membership Interest by reason of services contributed to the Company.

Section 4.03  Certificates.  The Company will not issue certificates evidencing the ownership of a Membership Interest, nor will it maintain a register of certificates.

Section 4.04  Meetings of Members.  Any Member may give notice of a meeting of Members on not less than three business days’ notice. Such meeting may be held in person, by telephone or other electronic means as the Member receiving notice shall elect within one business day after receipt of notice.

Section 4.05  Duties of Members.

(a)           The Members may have access to information which the Company considers confidential and proprietary (“Confidential Information”), including, without limitation, financial and operating information, methods of operation, trade secrets, business data, business contacts and other information with respect to its operations.  Each Member agrees to maintain in full confidence and not use (except for Company purposes) or disclose to any Person any of the Confidential Information.  A Member may use or disclose the Confidential Information provided (i) the Company shall have given its prior written consent, (ii) a Member can prove any such Confidential Information was disclosed to it on a non-confidential basis from a source other than the Company (provided such source is not subject to any prohibition to disclosing such information) or (iii) disclosure of any Confidential Information is required as a consequence of legal proceedings (as, for example, by oral questions or written interrogatories pursuant to a court action).

(b)           Except as expressly provided in this Agreement, no Member has any duty or obligation (including fiduciary duties) to the Company or any other Member solely by reason of acting in its capacity as a Member, except to refrain from any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.  Without limiting the generality of the foregoing, except as expressly provided in this Agreement, a Member (i) may have interests which compete with those of the Company and other Members and may make decisions in its own interests, (ii) is not subject to the duties of care, good faith and fair dealing, and (iii) under no circumstances will be considered a fiduciary with respect to any aspect of the business and affairs of the Company or the other Members.  To the maximum extent permitted under applicable law, the provisions of this Section 4.05(c) replace, eliminate and otherwise supplant those duties (including fiduciary duties) that Members may otherwise have under applicable law, including common law.

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Section 4.06  Cooperation.  Each Member will promptly and in good faith provide to the Company upon request information necessary for the Company to comply with applicable law, as, for example, Patriot Act and tax disclosures.

ARTICLE V
RIGHTS AND OBLIGATIONS OF THE MANAGER

Section 5.01  Management.  The business and affairs of the Company will be managed by the Manager. The Manager will have the sole and exclusive right to conduct, supervise and manage the business and affairs of the Company.  Accordingly, except in those specific instances where actions require the approval of all of the Members, the joinder or consent of any Member other than the Manager shall not be required for the Manager to take any action for the Company.  The Manager will have all the rights, power and authority given it under the Act and other applicable law as well as under this Agreement.

Section 5.02  The  Manager.

(a)           Vaporin, Inc. is the Manager of the Company under the Act, and by executing and delivering this Agreement, it agrees to perform the duties of the Manager.  Vaporin, Inc. shall also develop, operate and manage each Vape Store owned by the Company.

(b)           The Manager may appoint officers of the Company who shall exercise such powers and duties as may have been expressly delegated to them in writing and who shall serve and continue in such offices for the term of the Company, unless sooner removed by the Manager.

Section 5.03  Limitations on Authority of Manager.  Notwithstanding the grant of authority to the Manager under this Article V, the Manager may not authorize the Company to take any of following actions without the approval of all of the Members:

(i)          Causing or permitting the Company to extend credit to or to make any loans or become a surety, guarantor, endorser or accommodation endorser for any Person;

(ii)         Distributing any cash or property of the Company, other than as provided in this Agreement, or reinvest the Company’s Net Profits;

(iii)        Selling, exchanging, assigning, conveying, leasing and/or transferring all or substantially all of the Company’s assets;

(iv)        Executing and/or delivering any promissory notes, loan agreements and other instruments of indebtedness, mortgages, pledges, assignments and other instruments of hypothecation;

(v)         Causing the Company to enter into a partnership or other venture, to merge, or to enter into any other form of reorganization, either alone or with another business entity;

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(vi)         Amending the Certificate of Formation;

(vii)        Permitting the Company to redeem or repurchase a Member’s Interest or any portion thereof except as provided in this Agreement;

(viii)      Appointing any directors, officers or managers of the Company or any subsidiary;

(ix)         Any of: (i) filing of a petition against the Company or any subsidiary for a proceeding under any bankruptcy, insolvency, reorganization, or similar act; (ii) filing of any consent to any such proceeding against the Company or any subsidiary; (iii) any decision to contest or not to contest such proceeding against the Company or any subsidiary; (iv) making a general assignment of Company or subsidiary property for the benefit of creditors; (v) appointing, or acquiescing in the appointment of, a custodian or receiver for the Company or any subsidiary; or (vi) taking any action and/or making any determination with respect to any of the foregoing proceedings other than those which are purely routine and non-substantive;

(x)          Converting the Company into another form of business entity;

(xi)         Pledging, mortgaging, hypothecating or encumbering any assets of the Company;

(xii)        Admitting another Person as a Member (except as provided by this Agreement);

(xiii)       Entering into, amending or renewing any contract between the Company or a subsidiary, on the one hand, and any Member or Affiliate of any Member, on the other hand;

(xiv)      The execution and delivery of any contract or agreement by or on behalf of the Company or any subsidiary (or the amendment or modification thereof) other than contracts that involve payments in the aggregate of not more than $100,000; or

(xv)       The amendment, modification or revocation of any Major Decision previously approved in accordance with this Agreement.

Section 5.04  Limitations on Duties of Manager.

(a)           The Manager shall not be required to manage the Company as its sole and exclusive function, and it may have other business interests and engage in activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom.

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(b)           Except as expressly provided in this Agreement or applicable Delaware law, neither the Manager nor any of its Affiliates has any duty (including fiduciary duties) to the Company or any other Member solely by reason of the Manager acting in such capacity, except to refrain from any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.  Without limiting the generality of the foregoing, except as expressly provided in this Agreement, (i) such Persons may have interests which compete with those of the Company and the other Members and may make decisions in their own interests, and (ii) such Persons under no circumstances will be considered a fiduciary with respect to any aspect of the business and affairs of the Company or its Members.  To the maximum extent permitted under applicable law, the provisions of this Section 5.04Section(b) replace, eliminate and otherwise supplant those duties that such Persons otherwise have under applicable law, including common law.  Whenever the Manager is empowered to take or make a decision, it is entitled to consider, favor and further such interests and factors as it desires, including its own or its Affiliates’ interests, and it has no duty or obligation to consider, favor or further any other interest of the Company or any of its Members.

 Section 5.05  Indemnity of the Manager.

(a)           Subject to the limitations and conditions provided in this Section 5.05, each Person (an “Indemnified Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, with respect to the Company (any, a  “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that it was a Manager or officer of the Company or is or was an Affiliate of or is or was serving as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of the Manager, shall be indemnified by the Company against judgments, penalties (including excise and similar taxes), punitive damages, fines, settlements and reasonable costs and expenses (including, without limitation, attorneys’ fees) actually incurred by such Indemnified Person in connection with such Proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that the Indemnified Person had reasonable cause to believe that his conduct was unlawful.  A Person shall not be indemnified by the Company unless such Person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)           Indemnification under this Section 5.05 shall continue as to an Indemnified Person who has ceased to serve in the capacity which initially entitled such Indemnified Person to indemnity hereunder. The rights granted pursuant to this Section 5.05 shall be deemed contract rights, and no amendment, modification or repeal of this Section 5.05 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

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(c)           The right to indemnification conferred by this Section 5.05 shall include the right to an advancement of expenses or reimbursement  by the Company for the reasonable expenses incurred in advance of the final disposition of the Proceeding.

Section 5.06  Compensation and Expenses.  The Manager will not receive any compensation except it shall be promptly reimbursed by the Company for all reasonable out-of-pocket expenses paid on behalf of the Company.

Section 5.07  Third Party Reliance.  Any Person dealing with the Company or its Manager may rely upon a certificate signed by the Manager, or any officer of the Company, as to (i) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Manager; (ii) the Persons who are authorized to execute and deliver any instrument or document on behalf of the Company; or (iii) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

Section 5.08  Resignation.  The Manager may resign at any time by giving written notice to the Members.  Such resignation shall take effect at the time expressed in the Manager’s notice of resignation, which time may not be sooner than 60 days after the date of such notice.  In no event may such resignation require the acceptance by the Members.  In this event, the Members with the approval of all of the Members will designate a replacement Manager.

Section 5.09  Specific Duties.  Notwithstanding  to the contrary, the Manager will:

(i)           Conduct, supervise and manage the business and affairs of the Company, take all actions it deems necessary or appropriate to conduct the Company Business and will conduct the affairs of the Company in good faith.

(ii)           Maintain the books and records of the Company in accordance with accounting methods for federal income tax purposes and otherwise in accordance with generally accepted accounting principles and procedures applied in a consistent manner, which books and records shall reflect all Company transactions and shall be appropriate and adequate for the Company Business.

(iii)           Have prepared and delivered to the Members within 20 days after the end of each fiscal quarter and 60 days after the end of each Fiscal Year a balance sheet of the Company as of the last day of the applicable period,  a statement of profit and loss for the Company for such period, and a statement of cash flows for such period. The quarterly reports may be unaudited but shall be reviewed by a registered independent public accounting firm selected by the Manager and the annual report shall be audited by such firm. All financial statements shall be prepared in accordance with accordance with generally accepted accounting principals consistently applied, or such other accounting principals applicable to United States  issuers which file sorts with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934.

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ARTICLE VI
COMPANY CAPITAL

Section 6.01  Members’ Initial Capital Contributions.   Each of the Members has contributed to the Company certain cash Capital Contributions indicated on attached Exhibit A.

Section 6.02  Additional Capital.  If the Company should require capital for any reason in addition to any money provided pursuant to Section 6.01 hereof, the Manager shall have the sole power and authority to select one or more of the following alternatives:

(i)           to borrow the needed funds from independent sources on such terms as the Manager deems appropriate under the circumstances, including, without limitation, through a private offering of debt securities. The Members agree that loans made under that certain Secured Line of Credit Agreement by and among the Company,[ names of lenders] dated as of November __, 2014 shall be approved by the Members; or

(ii)           to accept from any Member a loan of the required funds, which loan shall be on such terms and conditions as the Manager may deem appropriate under the circumstances but may not accrue interest at a rate per annum greater than Prime Rate plus 5% (a “Member Loan”), which would be treated as a debt of the Company and not as a Capital Contribution.

Section 6.03  Additional Membership Interests.

(a)           If the Members agree and the Manager has determined to raise additional capital by having the Company recapitalized or create an additional class of membership, the provisions of this Section 6.03 will apply.

(b)           The Company shall be authorized to issue additional Membership Interests (denominated by series, if deemed advisable by the Manager) and in additional classes of Members having such relative rights, powers, duties, privileges, economic benefits, voting interests and other characteristics as the Manager may deem advisable, including, without limitation, rights, powers and/or preferences senior or superior in any respect to those rights, powers and preferences granted to then-existing Members.  Without limiting the generality of the foregoing, the Manager is authorized to cause the Company to fix and determine:

(i)          The Membership Units to be allocated to each series and the number of Membership Units to be authorized and issued to any new class of membership;

(ii)         The rate and time at which distributions on any class or series shall be paid, whether the distribution shall be cumulative and the participating or other special rights, if any, with respect to distributions;

(iii)        The voting powers, full or limited, if any, of any class or series;

(iv)        Whether the Membership Interests in any class or series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such Membership Interests may be redeemed and the terms and amount of any sinking fund or purchase fund, if any, for the purchase or redemption of Membership Interests in such class or series;

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(v)        The amount(s) payable upon the Membership Interests of any class or series in the event of voluntary or involuntarily liquidation, dissolution, or winding up of the Company;

(vi)        The terms upon which the holder of any Membership Interest in a class or series may convert its Membership Interest into any other class or series; and

(vii)       The price or other consideration for which the Membership Interests of such class or series shall be issued.

(c)           The Company shall not issue any additional Membership Interests pursuant to this Section 6.03 unless it shall have first offered to sell such Membership Interests to all of the Members pursuant to this Section 6.03 (c).

 (e)           In each instance in which the Company has issued Membership Interests pursuant to this Section 6.03, the Manager will cause the Agreement to be amended designating the new information applicable by reason of such action (such as reflecting a new class and setting forth the terms applicable to such class), which action will not require the approval of any of the other Members.

ARTICLE VII
INCOME TAXES

Section 7.01  Allocations of Net Profits and Net Losses.

(a)           After giving effect to the special allocations set forth in Section 7.02 hereof, Net Profits for any Fiscal Year will be allocated to the Members in accordance with the following order:

(i)          first, to the Members in the reverse order of the allocation of Net Losses and in the same ratio as originally made within each level of priority under Section 7.01(b) until the cumulative Net Profits allocated to them pursuant to this Section 7.01(a) for the current and all prior Fiscal Years are equal to the cumulative Net Losses allocated to them pursuant to Section 7.01(b) hereof for all prior Fiscal Years; and

(ii)         the balance, if any, to the Members in accordance with their Sharing Ratios.

(b)           After giving effect to the special allocations set forth in Section 7.02 hereof, Net Losses for any Fiscal Year will be allocated in accordance with the following order, subject to the limitation in Section 7.01(c) below:

(i)          first, to the Members in proportion to the amount of and until the cumulative Net Losses allocated to them pursuant to this SubSection (i) for the current and all prior Fiscal Years are equal to the cumulative Net Profits, if any, allocated pursuant to Section 7.01(a) for all prior Fiscal Years;

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(ii)         second, among the Members in portion to and to the extent of the positive balance in their Capital Accounts; and

(iii)        the balance, if any, to the Members in accordance with their Sharing Ratios.

(c)           The Net Losses allocated to the Members pursuant to Section 7.01(b) will not exceed the maximum amount of Net Losses that can be so allocated without causing any of the Members to have an Adjusted Capital Account Deficit at the end of any such Fiscal Year.  The limitations set forth in this Section 7.01(c) will be applied so as to allocate the maximum permissible Losses to the Members under Treasury Regulations §1.704-1(b)(2)(ii)(d).

Section 7.02  Special Allocations.  The following special allocations will be made in the following order:

(a)           (Minimum Gain Chargeback)  Notwithstanding any other provision of this Article VII, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member will be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain determined in accordance with Treasury Regulations §1.704-2(g)(2).  Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated will be determined in accordance with Treasury Regulations §§1.704-2(f)(6) and 1.704-2(j)(2).  This Subsection (a) is intended to comply with the minimum gain chargeback requirement in §1.704-2(f) of the Treasury Regulations and will be interpreted consistently therewith.

(b)           (Member Nonrecourse Debt Minimum Gain Chargeback)  Except as otherwise provided in Treasury Regulation §1.704-2(i)(4), notwithstanding any other provision of this Article VII, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations §1.704-2(i)(5), will be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain determined in accordance with Treasury Regulations §1.704-2(i)(4).  Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated will be determined in accordance with Treasury Regulations §§1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations.  This Section 7.02(b) is intended to comply with the minimum gain chargeback requirement in §1.704-2(i)(4) of the Treasury Regulations and will be interpreted consistently therewith.

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(c)           (Qualified Income Offset)  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations §1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain will be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.02(c) will be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.02(c) were not in this Agreement.

(d)           (Gross Income Allocation)  In the event that any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to Treasury Regulations §1.704-2(g)(1) and 1.704-2(i)(5), such Member will be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Subsection (d) will be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VII have been tentatively made as if Section 7.02 (b) hereof and this Section 7.02 (d) were not in this Agreement.

(e)           (Section 754 Adjustments)  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code §734(b) or Code §743(b) is required, pursuant to Treasury Regulations §§1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss will be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations §1.704-1(b)(2)(iv)(m)(2) applies or to the Member to whom such distribution was made in the event Treasury Regulations §1.704-1(b)(2)(iv)(m)(4) applies.

(f)           (Nonrecourse Deductions)  Nonrecourse Deductions for any Fiscal Year or other period will be specially allocated to the Members in accordance with the Sharing Ratios.

(g)           (Member Nonrecourse Deductions)  Member Nonrecourse Deductions for any Fiscal Year or other period will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations §1.704-2(i)(1).

(h)           (Curative Allocations)  The allocations set forth in Section 7.01(a), Section 7.01(b), Section 7.02 (a), (b), (c), (d), (e), (f) and (g) hereof (Regulatory Allocations) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.02 (h).  Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory Allocations), the Manager will make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 7.02(a) and (b)(i).  In exercising its discretion under this Section 7.02 (h), the Manager will take into account future Regulatory Allocations under Sections 7.02(a) and (b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 7.02(f) and (g).

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Section 7.03  Allocation of Net Profits and Net Losses Upon Transfer or Change in Membership Interests.  It is agreed that if all or a portion of a Member’s Membership Interest is transferred or adjusted as permitted herein, Net Profits and Net Losses for the Fiscal Year of the transfer shall be allocated between the transferor and the transferee based upon the number of days in said Fiscal Year each owned such Membership Interest, without regard to the dates upon which income was received or expenses were incurred during said Fiscal Year, except as otherwise required by the provisions of Code Section 706 and Treasury Regulations promulgated thereunder.

Section 7.04  Contributed Property. Notwithstanding anything contained herein to the contrary, if a Member contributes property to the Company having a fair market value that differs from its adjusted basis at the time of contribution, then items of income, gain, loss and deduction with respect to the property shall be allocated among the Members so as to take account of the variation between the adjusted tax basis of the property to the Company and its fair market value at the time of contribution, in the manner prescribed in Code Section 704(c) and the Treasury Regulations promulgated thereunder.

Section 7.05  Returns.  The Manager will cause to be prepared by the Company’s accountants and filed in a timely manner all necessary federal, state and other tax returns for the Company, and the elections described in Section 7.06 hereof.   The Manager will furnish to each Member a copy of each such return, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs.

Section 7.06  Tax Elections.  The Company will make the following tax elections:

(a)           To be treated as a partnership for federal income tax purposes;

(b)           To adopt the calendar year as the Company’s tax and Fiscal Year;

(c)           To adopt the accrual method of accounting and to keep the Company’s books and records on the income-tax method;

(d)           If a distribution of Company property as described in Section 734 of the Code should occur or if a transfer of a Membership Interest as described in Section 743 of the Code should occur, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, if such election has not been previously made, to adjust the basis of Company property; provided that the Manager may require the Member(s) (or its or their successor) requesting such election to reimburse the Company for any additional expense incurred as a result of such election; and

(e)           Any other election that the Manager may deem appropriate and in the best interests of the Company.

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Section 7.07  Tax Matters Partner.  The Manager is the    tax matters partner(as defined in Code Section 6231) who will be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including, without limitation, administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with each other and to do, or refrain from doing, any and all things reasonably required to conduct such proceedings.  The Tax Matters Partner will ensure that each Member, if it has so requested, is made a notice partner within the meaning of Section 6223 of the Code.

Section 7.08  Capital Accounts.

(a)           A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (i) the amount of money contributed by such Member to the Company; (ii) the fair market value of the property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752); (iii) allocations to such Member of Net Profits; and (iv) allocations to such Member of income described in Code Section 705(a)(1)(B). Each Member’s Capital Account will be decreased by (A) the amount of money distributed to such Member by the Company; (B) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752); (C) allocations to such Member of expenditures described in Code Section 705(a)(2)(B); and (D) allocations to such Member of Net Losses.

(b)           In connection with a Capital Contribution of money or other property (other than a de minimis amount) by a new or existing Member or Economic Interest Owner as consideration for an Economic Interest or Membership Interest, or in connection with the liquidation of the Company or a distribution of money or other property (other than a de minimis amount) by the Company to a retiring Member or Economic Interest Owner (as consideration for an Economic Interest or Membership Interest), the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (including intangible assets) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f). If, under Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of such property, then depreciation, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and the book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ shares of tax items under Code Section 704(c).

(c)           In the event of a permitted sale or exchange of a Membership Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

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(d)           The manner in which Capital Accounts are to be maintained pursuant to this Section 6.04 is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. If the Company determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 6.04 should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 6.04, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members as set forth in this Agreement.

ARTICLE VIII
DISTRIBUTIONS

Section 8.01  Net Cash from Operations.  Except in the event of a liquidation of the Company, Net Cash from Operations, if any, shall be distributed to its Members no less frequently than calendar quarterly in the following order of priority:

(i)           First, in discharge of Member Loans, in reverse chronological order with the most recent Member Loan being discharged first, first in payment of accrued interest and then in payment of unpaid principal;

(ii)          Second, in payment of Unrecovered Capital, pro rata among the Members so that the Unrecovered Capital due them is discharged simultaneously and proportionately; and

(iii)         Thereafter, to the Members, pro rata, in accordance with their respective Sharing Ratios.

Section 8.02  Liquidating Distributions. Upon the dissolution and liquidation of the Company, the proceeds of the liquidation and any other assets of the Company shall be distributed to its Members in the following order of priority:

(i)           First, in payment to creditors of the Company, including Members who are creditors, in the order of priority provided by law;

(ii)          Second, in discharge of Member Loans, in reverse chronological order with the most recent Member Loan being discharged first, first in payment of accrued interest and then in payment of unpaid principal;

(iii)         Third, in payment of Unrecovered Capital, pro rata among the Members so that the Unrecovered Capital due them is discharged simultaneously and proportionately;

(iv)        Fourth, in payment to the Members in accordance with their positive Capital Account balances, until such Capital Account balances have been reduced to zero; and

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(v)          Thereafter, to the Members, pro rata, in accordance with their respective Sharing Ratios.

Section 8.03  Creditors.  The provisions of this Article VIII are not intended to be for the benefit of any creditor or other Person (other than a Member in its capacity as Member) to whom any debts, liabilities or obligations are owed by (who otherwise has any claim against) the Company or any of the Members, and no such creditor or other Person shall obtain any right under any such provision or shall by reason of any such provision make any claim in respect of any debt, liability, obligation or claim against the Company or any of the Members.

ARTICLE IX
DISPOSITIONS OF INTERESTS

Section 9.01  Prohibition.  No Member may Dispose of its Membership Interest, nor may any direct or indirect interest in a Member be Disposed of unless such Disposition shall have received the approval of the other Member.  Further, if a Disposition is made, including by operation of law, without the approval of the other Member, (i) such transferee will have no right to participate in the management of the business and affairs of the Company or to become a Member and have only the Economic Interest in such Membership Interest and only be entitled to receive the share of Net Profits, Net Losses and distributions as may be attributable to such transferred Membership Interest, and (ii) the transferring Member and transferee will, jointly and severally, indemnify and hold harmless the Company and other Members from and against all costs, claims and actions incurred by or asserted against them as a consequence of such unapproved transfer.

Section 9.02. Effect of Transfer.

(a)           As a condition to the Company recognizing the effectiveness of any transfer permitted hereunder, the Manager shall require the transferring Member or the transferee, as the case may be, to execute, acknowledge and deliver such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the Manager may deem necessary or desirable to:

(1)           verify the transfer;

(2)           confirm that the Person desiring to acquire a Membership Interest, or to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Agreement (whether or not such Person is to be admitted as a new Member);

(3)           maintain the status of the Company as a partnership; and

(4)           assure compliance with any applicable state and federal laws, including, but not limited to, securities laws and regulations.

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(b)           Any transfer of a Membership Interest or admission of a Member in compliance with this Article IX shall be deemed effective as of the last day of the calendar month in which the Members’ consent thereto was given. The transferring Member agrees, upon request of the Manager, to execute such certificates or other documents and to perform such other acts as may be reasonably requested by the Manager from time to time in connection with such transfer. The transferring Member will indemnify the Manager and remaining Members against any and all claims, actions and expenses (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article IX.

ARTICLE X
DISSOLUTION AND TERMINATION

Section 10.01  Dissolution.  The Company shall be dissolved upon the approval of all of the Members.  The Company shall not be dissolved upon the death, incompetency, retirement, resignation, expulsion, dissolution or bankruptcy of a Member.

Section 10.02  Winding Up, Liquidation and Distribution of Assets.

(a)           Upon dissolution, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager shall promptly proceed to wind up the affairs of the Company.

(b)           If the Company is dissolved and its affairs are to be wound up, the Manager is directed:

(1)           to sell or otherwise liquidate such of the Company’s assets as may be required to discharge all liabilities of the Company, and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company);

(2)           to allocate any net Profits or net Losses resulting from such sales to the Capital Accounts in accordance with Article VII hereof; and

(3)           to distribute the remaining assets in accordance with the priorities expressed in Section 8.02 hereof.

Such distributions shall be made either in cash or in kind, as determined by the Manager, with any assets distributed in kind being valued for this purpose at their fair market value as determined by the Manager. Any such distributions in respect of Capital Accounts must be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations. The Company may offset damages for breach of this Agreement by a Member whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

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(c)           Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(d)           Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e)           The Manager shall comply with all requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

Section 10.03  Return of Contribution Nonrecourse to Other Members.  Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against the Company or any other Member.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.01  Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement to be effective must be in writing and delivered personally to the party by email  or by overnight courier service, such as Federal Express, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth in this Agreement. Except as otherwise provided herein, any such notice shall be deemed to have been received on the date of hand-delivery, and on the date of the addressee’s receipt if by email or overnight courier service.

Section 11.02  Waiver of Action for Partition.  Each Member and Economic Interest Owner irrevocably waives during the term of the Company any right that it may have to maintain any action for the partition with respect to the property of the Company.

Section 11.03  Amendments.  Except as otherwise provided herein, this Agreement may not be amended except upon the approval of all of the Members.

Section 11.04  Further Assurances.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations and other instruments necessary to comply with any laws, rules or regulations.

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Section 11.05  Waivers.  No party’s undertakings or agreements contained in this Agreement shall be deemed to have been waived unless such waiver is made by an instrument in writing signed by an authorized representative of such Member. Failure of a party to insist on strict compliance with the provisions of this Agreement shall not constitute waiver of that party’s right to demand later compliance with the same or other provisions of this Agreement. A waiver of a breach of this Agreement will not constitute a waiver of the provision itself or of any subsequent breach, or of any other provision of this Agreement.

Section 11.06  Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any other remedy. Said rights and remedies are given in addition to any other legal rights the parties may have.

Section 11.07  Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 11.08  Heirs, Successors and Assigns.  Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

Section 11.09  Counterparts, Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any signature on this Agreement delivered by telephonic or electronic facsimile transmission will be deemed to be the delivery of an original signature.

Section 11.10  Counsel for the Company.  Nason, Yeager, Gerson, White & Lioce, P.A. (the “Firm”) is counsel for the Company in respect of its formation, including the preparation of this Agreement, and has included this Section 11.10 as a disclosure to the Members other than Vaporin, Inc.  The Firm has is presently representing Vaporin, Inc. In a number of capacities and other companies in which some of the large shareholders of Vaporin, Inc. have interests, direct or indirect.  Accordingly, there is the potential of conflict in the Firm representing Vaporin.  Vapor Corp. has had the opportunity to retain independent counsel to represent it in connection with this Agreement and consents to the Firm representing the Company.

See Next Page For Signatures

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the Effective Date.

MANAGER:		MEMBERS:

VAPORIN, INC.		VAPORIN, INC.

By:	/s/ Scott Frohman	By:	/s/ Scott Frohman
	Scott Frohman, Chief Executive Officer		Scott Frohman, Chief Executive Officer

VAPOR CORP.

		By:	/s/ Jeffrey E. Holman
Jeffrey E. Holman, as its
Chief Executive Officer

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SCHEDULE OF MEMBERS

Member’s Name and Contact Information	Unrecovered Capital	Membership Units	Sharing Ratios

Vaporin, Inc.	$10.00	500,000	50%

Vapor Corp.	$10.00	500,000	50%

TOTALS	$20.00	1,000,000	100.0%

Exhibit A